EXHIBIT 10.8

                        NEW PRODUCT DEVELOPMENT AGREEMENT


            This New Product Development Agreement (this "Agreement") is made and entered into as of June 30, 2005, by and among Ronald M. Popeil ("Popeil" or "Party"), Alan L. Backus ("Backus" or "Party") and Ronco Marketing Corporation, a Delaware corporation ("Company" or "Party" and together with Popeil and Backus, the "Parties").

            Reference is made to that certain Asset Purchase Agreement, dated December 10, 2004, by and among Company, Ronco Inventions, LLC, Popeil Inventions, Inc., RP Productions, Inc., RMP Family Trust and Popeil (the "Asset Purchase Agreement").

            This Agreement is entered into in connection with the Asset Purchase Agreement. The purpose of this Agreement is to set forth the terms and conditions pursuant to which Company may acquire certain rights in and to certain consumer products to be conceived, created, designed and developed by Popeil.

            In consideration of the mutual covenants and undertakings set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

      1. Development of New Products. As used in this Agreement, the term "New Product" means any consumer product conceived, created, designed and developed by Popeil and Backus during the Term (as defined below), to the extent Popeil owns and controls the rights to such products, as well as the product designs, prototypes, tooling and a completed commercial or infomercial for such New Product. Subject to the terms and conditions of this Agreement, Popeil and Backus may, in their sole and absolute discretion, but shall in no event be obligated to, conceive, create, design and develop New Products during the Term. Notwithstanding anything to the contrary set forth in this Agreement, "New Products" shall not include any products or works (including without limitation, books, interviews, articles and other publications, motion pictures (including, without limitation, the motion picture tentatively entitled "Salesman of the Century"), television programs (including, without limitation, cooking shows on which Popeil appears and/or reality based or fictional productions, but not including home shopping or infomercial-type programs the principal purpose of which is to obtain and fulfill sales orders), videos, video games and gaming devices, CDs and DVDs) that are (i) autobiographical in nature, or (ii) derivative of or the result of any product or work described in (i) above, and/or (iii) derivative of or the result of any promotion by Popeil of himself (e.g., derivative of or the result of an appearance by Popeil on a talk show) (the products and/or works described in (i), (ii), and (iii) above are hereinafter collectively referred to as "Exempted Works"). Popeil shall have the exclusive right, in his sole and absolute discretion, to conceive, create, design, develop, market, promote (including, without limitation, through personal appearances) and/or sell Exempted Works, and Popeil shall have no duty of any kind or nature to notify Company, to account to Company or to pay Company any sums or other consideration with respect to Exempted Works or with respect to services he may render in connection with Exempted Works.

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      A. New Product Development. For the purposes of this Agreement, all New
      Products shall be developed, if at all, at Popeil's sole cost and expense. A New Product shall be deemed appropriate for submission to Company in accordance with the terms and conditions of this Agreement, at such time, if ever, as the New Product has been conceived, created and designed and a working prototype of the New Product (a "Prototype") has been produced.

      B. Third Parties. Popeil may, in his sole and absolute discretion, contract with and/or engage the services of such persons and/or entities as he sees fit for purposes of conceiving, creating, designing, developing and/or completing New Products under this Agreement.

      C. Allocation of Time. As between Popeil and Company, Popeil shall determine, in his sole and absolute discretion, the amount of time (if any) he and Backus will devote to the conception, creation, design, development and completion of New Products, and Popeil shall not be required to spend any minimum number of hours per day, week, month or year conceiving, creating, designing, developing or completing New Products. In such regard, Popeil makes no representation or warranty as to the number of New Products that may be conceived, created, designed, developed or completed by him during the Term, it being understood that Popeil and Backus may choose not to conceive, create, design, develop or complete any New Products during the Term.

      D. Creative Controls. As between Popeil and Company, Popeil shall have all creative controls over New Products, and over all packaging, advertising, naming and promotion therefor, including, without limitation, all creative controls over all stages of New Product conception, creation, design, development and completion.

      2. Right of First Refusal. Subject to the terms and conditions of this Agreement, Company shall have a right of first refusal, exercisable in accordance with the terms of Paragraph 2.A below, to acquire any and all New Products submitted to Company by Popeil under this Agreement. The "Term" of this Agreement and the right of first refusal shall commence upon the Closing Date (as such term is defined in the Asset Purchase Agreement) and shall expire upon the date that is three (3) years from the Closing Date, it being understood and agreed, however, that, notwithstanding anything to the contrary in this Agreement, Popeil shall in no event be required to submit a New Product that has not reached the prototype phase prior to expiration of the Term or earlier termination of this Agreement. The Term shall be subject to extension, if at all, only by the mutual agreement in writing of the parties.

      A. Submission/Negotiation Process. During the Term, Popeil shall submit all Prototypes to Company for consideration by Company, promptly following completion of the Prototype. Submissions of Prototypes shall consist of a written notification from Popeil, alerting Company that a Prototype has been completed (a "Prototype Notice"), along with the Prototype and such items as shall be reasonably necessary for Company to evaluate the Prototype. Except with respect to the Turkey Fryer, the terms of which are addressed in Paragraph 2.F below, if Company decides to acquire such New


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      Product, the acquisition price (the "Acquisition Price") of such New
      Product and the terms of such acquisition (e.g., whether the acquisition will include the conveyance or license of any intellectual property associated with the New Product described in the Prototype Notice) shall then be negotiated between the parties in good faith for a period (the "Negotiation Period") mutually agreed upon by the parties, but no longer than 30 days following the delivery of the Company's written response. The Acquisition Price will include, but will not be limited to, the cost of any New Product designs, prototypes, tooling, completion costs related to the completion of the New Product described in Paragraph 2. C below and any completed commercial or infomercial related to such New Product.

      B. First Refusal. In the event that Company and Popeil do not reach agreement regarding the Acquisition Price of a New Product within the Negotiation Period, Popeil must put his last best offer to Company in writing and deliver such offer to Company. Popeil shall not, during the Term after the Negotiation Period, conclude transactions with any third party with respect to the New Product on economic terms, taken together in the aggregate, more than ten percent (10%) less favorable to Popeil than the last terms reasonably offered by Popeil in writing to Company during the Negotiation Period unless Popeil first offers the New Product to Company in writing on such terms and Company does not within ten (10) days after its receipt of such notice, notify Popeil in writing that it wishes to acquire the New Product in accordance with the terms offered to such third party by Popeil. If Company doesn't give such an acceptance notice within the aforesaid 10-days, Popeil will be able proceed with the third party.

      C. New Product Completion or Abandonment. If Company desires to acquire a New Product as to which it has received a Prototype Notice and Company and Popeil reach an agreement regarding the Acquisition Price during the Negotiation Period, Popeil shall resume developing the New Product and shall, upon completion, deliver the finished New Product to Company. Notwithstanding the foregoing, if, at any point during the completion process (i.e., after agreement on the Acquisition Price and prior to completion and delivery of the New Product to Company), Popeil determines, in his good faith business judgment, that the New Product is not and will not be marketable or fit for sale, Popeil may abandon such New Product with no further obligation to Company in connection with such New Product. Upon abandonment, Popeil shall promptly deliver notice of such abandonment to Company.

      D. Election by Company Not to Acquire New Product. With respect to each New Product as to which Company has received a Prototype Notice, if (i) Company elects not to acquire such New Product; or (ii) Company and Popeil do not reach agreement regarding the Acquisition Price of such New Product within the Negotiation Period, then, in accordance with the terms and conditions of this Agreement and subject to the terms of Paragraph 2.B above:

            (i) Popeil shall have no further obligation to Company whatsoever with respect to the New Product, Company shall have no rights of any kind or nature in or to the New Product, and Popeil may thereafter use or dispose of the


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

New Product as he sees fit in his sole and absolute discretion; provided, however, that, notwithstanding anything to the contrary contained herein, Popeil shall have no right to license or otherwise exploit any New Product that is a derivative product to any existing consumer product to which Popeil owns and controls the rights in the following five product-line categories: Rotisseries, Pasta Makers, Pocket Fisherman, GLH- Hair Loss Products, Food Dehydrators (the "5 Product Line Categories"). Without limiting the foregoing, with respect to New Products that are not derivative products that fall within the 5 Product Line Categories, Popeil may thereafter (w) manufacture, merchandise and market the New Product himself or through any third party; (x) engage in discussions with any third party with respect to the New Product; and/or (y) complete and conclude transactions with any third party with respect to the New Product. Popeil may not, however, act as a spokesman for such New Products in commercials, infomercials and/or other marketing endeavors.

                  (ii) With the exception of the 5 Product Line Categories identified in paragraph 2.C.(i) above, the Company shall grant Popeil a worldwide, perpetual, royalty-free license to use, in connection with the non-acquired New Product, any and all patents conveyed to Company pursuant to or in connection with the Asset Purchase Agreement. Such license shall be irrevocable and on terms and conditions no more restrictive or burdensome on the licensee than the absolute minimum required by law, if any.

                  (iii) For New Products not acquired by Company neither Popeil's name nor likeness nor any material identifying Popeil can be used on the packaging of the product or on the product itself. However, unless Company has paid Popeil $100,000 as of the effective date of this Agreement, notwithstanding the foregoing sentence, on each such New Product not acquired by Company hereunder Popeil may place a badge no larger than a silver dollar, which can bear the legend "created by Ron Popeil" and/or "invented by Ron Popeil". If Company has not exercised its option hereunder to prevent the use of the "silver dollar badge", then for each such New Product not acquired by Company, Company hereby grants to Popeil in connection with such product a world-wide, perpetual, royalty-free license to use or exercise the "silver dollar" exception on such New Products not acquired by Company, so long as such products are of a quality that are comparable to Company's products.

      E. Suspension of Right of First Refusal. At such time as (i) there is an Event of Default under the Notes and (ii) the amount available to draw down under the standby letter of credit contemplated under Section 6.9 of the Asset Purchase Agreement is insufficient to cure such payment default, the right of first refusal under this Agreement shall be suspended until such time as there is no longer an Event of Default under the Notes. For purposes of clarity, if, during the suspension period, a product that would otherwise be subject to the right of first refusal hereunder is sold to a third party such product will not thereafter be subject to the right of first refusal or otherwise made available to Company after the suspension is lifted. For purposes of this Agreement, the term "Event of Default" has the meaning ascribed to such term under the Notes. For purposes of this Agreement, the term "Notes" means those purchase money promissory notes issued by Company to Ronco Inventions, LLC, Popeil Inventions, Inc. and RP Productions in connection with the Asset Purchase Agreement.


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      F. Turkey Fryer Agreement. If Popeil delivers a Prototype Notice to
      Company with respect to a Turkey Fryer, then the following terms shall apply.

            (i) Turkey Fryer Acquisition Price. The Acquisition Price for the Turkey Fryer will be:

                  (a) an up front fee of $3,000,000 (to be paid to Popeil and/or his designee(s)) (the "Up Front Fee");

                  (b) a $5.50 per manufactured unit quality service payment to be paid to Popeil (which Up Front Fee is not to be applied against the per unit quality service payment) in perpetuity; provided, however, that at such time, if ever, that the combined amount of the Up Front Fee and the aggregate monies paid to Popeil from such unit quality service payments equal $10,000,000 (the "Royalty Cap"), Company shall have no further obligation to make such unit quality service payment to Popeil. For purposes of this Agreement, a Turkey Fryer unit is deemed "manufactured" no later than five (5) business days after such product is made available for Company or any of Company's Affiliates or designees to take immediate possession. The term "Affiliate" has the same meaning as is ascribed to such term in Asset Purchase Agreement

                  (c) all reasonably documented costs for the patent and trademark filings, tooling and infomercials related to the Turkey Fryer; and

                  (d) any direct out of pocket expenses incurred by either Popeil or Backus in connection with the development of the Turkey Fryer.

            (ii) Turkey Fryer Intellectual Property. All intellectual property related to the Turkey Fryer will remain owned by Popeil until the Notes, including any accrued and unpaid interest, are paid in full. Notwithstanding the foregoing, Popeil will grant an exclusive, worldwide license to use, sell, manufacture, distribute, market and sub-license the Turkey Fryer. Provided the license has not been previously terminated in accordance with provisions in the Paragraph 7 below, after the Notes have been paid in full, all intellectual property related to the Turkey Fryer shall be immediately and automatically transferred to Company, for no additional payments to Popeil (except for any legal fees or filing fees Popeil may incur in documenting and recording the conveyance, transfer or assignment). Popeil and Backus agree that once assigned, they will use commercially reasonable efforts (but at no cost to Popeil or Backus) to cooperate with Company to enable Company to obtain, sustain, enforce and enjoy to the fullest extent all right, title and interest herein conveyed to the Turkey Fryer in any country. Such cooperation by Popeil and Backus shall include but is not limited to the production of pertinent facts and documents, execution of petitions, oaths, specifications, declarations or other papers, and other assistance, all to the extent (a) reasonably requested by Company and (b) required for Company to enjoy such rights; but specifically excludes (1) any travel outside of a 25 mile radius of such person's primary residence, unless consented to by the person being asked to travel and all of the expenses in connection with such travel shall be promptly reimbursed by Company and (2) any promotional appearances or services, endorsements or expenditure of significant time or effort.


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

      3. Approvals and Controls. Popeil shall have creative control and an absolute right of prior approval over the design, script, content and/or final edited version of any program, commercial, infomercial, press release, advertising and/or packaging in connection with any New Product acquired by Company hereunder.

      4. Indemnity / Insurance.

      A. Popeil represents and warrants that, to the best of his reasonable knowledge, he has the right to enter into this Agreement and to grant the rights he has granted elsewhere in this Agreement, and that there are no contractual obligations preventing the fulfillment by him of this Agreement. Popeil hereby agrees to defend, indemnify and hold Company harmless from and against any and all demands, claims, losses, liabilities, judgments and damages (and costs and expenses, including reasonable outside attorneys' fees) (collectively, "Claims"), but excluding any special, consequential or punitive damages, which may be obtained against, imposed upon, or suffered by Company by reason of any breach by Popeil of any of his representations and warranties contained in this Paragraph 4. A of this Agreement or any covenants or agreements by Popeil contained in this Agreement. The foregoing duty of indemnification shall survive any termination of this Agreement. Notwithstanding the foregoing or anything to the contrary contained in this Agreement, Popeil makes no representation or warranty of any kind or nature regarding New Products (including the Turkey Fryer), including but not limited to, representations and warranties related to merchantability, fitness or any particular purpose or functionality, and Popeil shall in no event be responsible for any breach or default of this Agreement caused by any third party.

      B. Company represents and warrants that it has the right to enter into this Agreement and to grant the rights it has granted elsewhere in this Agreement, and that there are no contractual obligations preventing the fulfillment by it of this Agreement. Company hereby agrees to defend, indemnify and hold Popeil, and any person or entity affiliated with Popeil that participates or assists in conceiving, creating, designing, developing and/or completing any New Product, harmless from and against any and all Claims (including third-party Claims) which may be obtained against, imposed upon, or suffered by Popeil, or any person or entity affiliated with Popeil that participates or assists in conceiving, creating, designing, developing and/or completing any New Product, by reason of (i) the use or content of any New Product(s) acquired by Company pursuant to this Agreement, or any sales, marketing, advertising or promotion of or for New Product(s) acquired by Company pursuant to this Agreement, or (ii) any breach by Company of any of its representations, warranties, covenants or agreements contained in this Agreement. The foregoing duty of indemnification shall survive the expiration or earlier


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      termination of this Agreement. For so long as any New Products are sold by or on behalf of Company (or by any affiliate, subsidiary, or other person or entity on its behalf), Company shall include Popeil, Backus and any other person or entity affiliated with Popeil that participates or assists in completing a New Product, as named insureds under Company's product, general liability and errors and omissions insurance policies (with combined limits of not less than Ten Million Dollars (US$10,000,000)), all of which policies shall be issued by reputable insurers with top A.M. Best (or substantially equivalent) ratings, and shall provide Popeil with certificates of insurance evidencing this coverage prior to any use of any New Products, or any marketing, advertising or promotion of or for any New Products.

      5. Confidentiality. Company agrees that, prior to submission to Company of any Prototype hereunder, Company shall execute a customary confidentiality/nondisclosure agreement, pursuant to which Company shall agree to keep all aspects of the prototype confidential and not to reverse engineer or otherwise attempt to utilize information obtained through the submission process set forth above, unless and until Popeil and Company reach an agreement regarding the Acquisition Price of the New Product in question and Company purchases such New Product.

      6. Termination. Unless the Parties mutually agree to extend the Term of this Agreement, this Agreement will terminate on the third anniversary of the Closing Date.

      7. Remedies Upon Event of Default Under the Notes. At such time as there is a suspension of the right of first refusal as provided in Paragraph 2.E above, Popeil will have all of the following rights (for purposes of clarity, the exercise of any one right in this Paragraph 7 will not preclude the exercise of any of the other rights provided in this Paragraph 7); provided, however, that with respect to Paragraph 7.B below such remedy will only be available if the amount borrowed from the Purchase Money Lender (as defined in the Asset Purchase Agreement) who, as of the closing of the Asset Purchase Agreement, has the senior secured position on the marks to Popeil's name and likeness, has (as of the time of the suspension of the right of first refusal hereunder) either been repaid or refinanced:

      A. Option to Terminate Intellectual Property Licenses and/or Reversion of Intellectual Property.

            (i) Popeil will have the option to terminate the license(s) for the intellectual property to any New Product(s), including the Turkey Fryer, acquired by Company hereunder (to the extent there are any licenses); provided, that if Popeil elects to terminate such license(s), Company will immediately cease any manufacturing or distribution of the applicable New Product and Popeil will either grant Company a limited license to liquidate any of Company's then existing inventory of such New Products or Popeil will buy such inventory at Company's cost therefor. For the avoidance of doubt, Popeil may elect to terminate the licenses with respect to the patents and any other intellectual property on any or all New Products acquired by Company hereunder.

            (ii) Popeil will also have the option to have any intellectual property conveyed, transferred or assigned to Company with respect to any New Product(s) acquired by Company hereunder (except for Popeil's name and likeness and associated trademarks, which were conveyed to Company pursuant to the Asset Purchase Agreement and are subject to the Trademark Co-Existence Agreement by and between Company and Popeil, dated of even date herewith) immediately


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conveyed to Popeil, at no cost to Popeil (except for any legal fees or filing fees Popeil may incur in documenting and recording the conveyance, transfer or assignment).

                  (iii) At Popeil's election, Company will agree to cease producing New Product(s) acquired by Company hereunder and return all materials related to such product delivered to Company by or on behalf of Popeil.

      B. Non-Exclusive License of Popeil's Name and Likeness. At Popeil's election, Company will grant to Popeil a non-exclusive license (at no cost to Popeil) to use Popeil's name and likeness in connection with the manufacturing, marketing and sale of (i) the specific New Products as to which Popeil exercised his rights in paragraph 7.A above and (ii) any other products developed by Popeil that were not theretofore or thereafter acquired by Company, for whatever reason.

      C. Option to Acquire Materials and Rights Related to the New Products Described in Paragraph 7.A above. As to any New Product for which Popeil exercised his rights described in Paragraph 7.A above, Popeil will separately have the option to:

                  (i) purchase all of the tooling, dyes and other production materials and equipment owned by Company that are related to such New Product;

                  (ii) (via an appropriate assignment) have assigned to Popeil all licenses, leases and contracts held by Company for tooling, dyes and other production materials and equipment held by Company related to such New Product, and

                  (iii) purchase all rights in and to any advertising materials related to such New Product, whether or not complete (including, for example, infomercials), including, but not limited to, any intellectual property embodied therein and tangible assets related thereto (such as any digital or tape masters of any infomercials).

            For the avoidance of doubt, Popeil's rights and remedies under this Paragraph 7 shall subsist and remain in full force and effect with respect to the Turkey Fryer regardless of whether Company has met the Royalty Cap noted in Paragraph 2.F. above.

            D. Acquisition Amount.

                  (i) For each New Product as to which Popeil exercises his option in Paragraph 7.C above, Popeil shall pay Company for all documented direct expenses incurred by Company for (i) the development and manufacturing of the tooling, dyes and other production materials and equipment used to manufacture the product, (ii) filing fees and prosecution fees incurred by Company with respect to the registration of the intellectual property for the New Product with governmental authorities, (iii) the development and production of any advertising Popeil elects to acquire under Paragraph 7.C above for the New Product and (iv) any one-time up front fees paid to either Popeil or Backus in connection with the acquisition of the applicable New Product(s), collectively which amount (the "Acquisition Amount") shall be paid to Company's and Ronco IP Management Inc.'s, a Delaware corporation ("RIM") and an Affiliate of Company, secured lender(s) up to the amount (not to exceed the Acquisition Amount) required by such lender(s) to be prepaid against outstanding amounts due


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to such lender(s) as a condition to such lender(s) consent to the remedies provided hereunder upon an Event of Default under the Notes, with the balance, if any, payable to Company. Alternatively, and notwithstanding the foregoing, Popeil may elect to pay Company's secured lender(s) the amount required by such lender(s) to be prepaid against the outstanding amounts due to such lender(s) in lieu of electing to acquire the tooling, etc. as described above, in which case the amount so paid by Popeil will be added to the outstanding principal amount due under the Notes (but which added amount will bear interest at the maximum rate allowed under applicable law).

                  (ii) Notwithstanding anything in the foregoing Paragraph 7.D(i) to the contrary, the Acquisition Amount will not include (1) any royalties/quality control payments paid to either Popeil or Backus in connection with the acquisition of the product, (2) any fees paid to either Popeil or Backus pursuant to the terms of their respective consulting agreements, (3) any payments made to any of the sellers under the Asset Purchase Agreement (the "Sellers") or Backus either under or in connection with the Asset Purchase Agreement or the Notes issued pursuant to the Asset Purchase Agreement, (4) any fees or expenses incurred by Company or any of its Affiliates, or any of its or its Affiliates officers, directors, employees or agents in connection with negotiating any of the Asset Purchase Agreement or the transaction documents related thereto (including but not limited to the New Product Development Agreement), (5) any fees or expenses incurred by Company or any of its Affiliates, or any of its or its Affiliates officers, directors, employees or agents in connection with documenting and/or recording the transfer of the assets described in this Paragraph 7 upon the exercise of Popeil's options therein, or (6) any fees, royalties or other payments made by Company or its Affiliates to any of Popeil, Backus or any of the Sellers not otherwise described herein.

      8. Successors and Assigns. This Agreement may not be assigned, directly or indirectly, by Company without the prior written consent of Popeil, or by Popeil without the prior written consent of Company; provided, however, that Popeil may assign this Agreement or any part of this Agreement for estate planning purposes (e.g., to a trust or by will) or by operation of law, and Popeil may assign his right to receive payments under this Agreement to any person or entity in his sole and absolute discretion. Notwithstanding the foregoing, Company may assign all its rights and delegate all its obligations as part of a merger, reorganization or sale of all or substantially all its assets. Except as set forth above, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective executors, administrators, heirs, successors, and permitted assigns, as the case may be.

      9. Arbitration; Attorney's Fees and Costs. Any dispute arising out of or relating to this Agreement shall be resolved in accordance with the procedures set forth in Section 11.10 of the Asset Purchase Agreement, which section shall be incorporated herein by reference. In the event of any arbitration or other action for the breach of this Agreement or misrepresentation by any party, the prevailing party in such arbitration or other action shall be entitled, in addition to all other relief, to reasonable attorneys' and experts' fees relating to such arbitration or other action, including attorneys' and experts' fees incurred in any proceeding to compel arbitration. The non-prevailing party shall be responsible for all costs of the arbitration or litigation, including but not limited to, the arbitration fees, court reporter fees, etc.


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      10. Specific Performance. Each of the Parties hereto acknowledges and agrees that the other Party hereto would be damaged irreparably in the event any of the covenants or agreements provided in this Agreement is not performed in accordance with its specific terms or otherwise is breached. Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions, without any requirement for the posting of a bond, to prevent breaches of such covenant or agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter.

      11. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of California applicable to contracts entered into and fully performed therein.

      12. Notices. All notices, requests, demands and other communication under this Agreement shall be deemed to have been sufficiently given either when delivered by hand, first class mail (postage pre-paid, return receipt requested), private courier service or facsimile addressed to either party. Notices shall be effective only when addressed as follows (or as otherwise designated by proper notice under this Agreement):


                  Company:                    Ronco Marketing Corporation
                                              Attention:  Richard Allen
                                              21344 Superior Street
                                              Chatsworth, CA 91311
                                              Phone:  (818) 775-4602
                                              Fax:  (800) 434-5134

                                With a copy to:

                                              Gilbert Azafrani, Esq.
                                              21344 Superior Street
                                              Chatsworth, CA 91311
                                              Phone:  (818) 775-4602
                                              Fax:  (818) 775-1386


                  Popeil:            Ronald M. Popeil
                                              1672 Waynecrest Drive
                                              Beverly Hills, CA 90210
                                              Phone:  (310) 273-4411
                                              Fax:  (310) 273-4483

                                With a copy to:

                                              Adams, Swartz & Landau L.L.P.
                                              18321 Ventura Boulevard, Suite 920
                                              Tarzana, CA 91356
                                              Phone:  (818) 705-4300
                                              Fax:  (818) 705-4259


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      13. Severability. The provisions of this Agreement are intended to be interpreted and construed in a manner so as to make such provisions valid, binding and enforceable. In the event that any provision of this Agreement is determined to be partially or wholly invalid, illegal or unenforceable, then such provision shall be deemed to be modified or restricted to the extent necessary to make such provision valid, binding and enforceable, or, if such provision cannot be modified or restricted in a manner so as to make such provision valid, binding and enforceable, then such provision shall be deemed to be excised from this Agreement and the validity, binding effect and enforceability of the remaining provisions of this Agreement shall not be affected or impaired in any manner.

      14. Independent Contractor. Popeil's relationship to Company is one of an independent contractor, and nothing contained in this Agreement shall be construed to create any partnership, joint venture, principal/agent relationship, employer/employee relationship, or any other fiduciary relationship between the parties hereto. The parties expressly disclaim the existence of any third party beneficiaries to this Agreement, except for Backus and any other person or entity affiliated with Popeil that participates or assists in conceiving, creating, designing, developing and/or completing any New Product and who would benefit from the indemnification provisions of Paragraph 4.B above.

      15. Entire Agreement. This Agreement and the Asset Purchase Agreement (including the recitals, schedules and exhibits hereto and thereto) and the other agreements and instruments, the execution and delivery of which are provided for herein and therein (collectively, the "Operative Agreements"), constitute the entire agreement and understanding of the Parties with respect to the subject matter hereof, and terminate and supersede any and all prior agreements, arrangements and understandings, both oral and written, among the Parties concerning the subject matter hereof. Without limiting the foregoing, it is hereby acknowledged and agreed that neither Popeil nor Company is making any representations or warranties of any kind whatsoever except for those representations and warranties expressly set forth in this Agreement and/or the Operative Agreements.

      16. Waiver and Amendment. No waiver, amendment, modification or change of any provision of this Agreement shall be effective unless and until made in writing and signed by Popeil and duly authorized officer of Company. No waiver, forbearance or failure by any Party of its right to enforce any provision of this Agreement shall constitute a waiver or estoppel of such Party's right to enforce any other provision of this Agreement or a continuing waiver by such Party of compliance with any provision.

      17. Headings. The headings herein are for convenience only, do not constitute a part of this Agreement, and shall not be deemed to limit or affect any of the provisions hereof

      18. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be original, but all of which together shall constitute one and the same instrument.


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

                            [Signature Page Follows]


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

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.



                                       RONCO MARKETING CORPORATION



                                       By: /s/ Karl Douglas
                                           ---------------------------------
                                       Name: Karl Douglas
                                            --------------------------------
                                       Its: president
                                            --------------------------------



                                       /s/ Ronald M. Popeil
                                       --------------------------------
                                       RONALD M. POPEIL




                                       /s/ Alan L. Backus
                                       --------------------------------
                                       ALAN L. BACKUS





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